Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-141829) of Lake Shore Bancorp, Inc. (the “Company”) of our report dated March 26, 2008, relating to the consolidated financial statements of the Company, which appears in this Annual Report on Form 10-K.

/s/ Beard Miller Company LLP

Pittsburgh, Pennsylvania

March 31, 2008